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                                                                    EXHIBIT 99.1


                                     [LOGO]


                   ORAVAX, INC. ADOPTS SHAREHOLDER RIGHTS PLAN


CAMBRIDGE, MASSACHUSETTS, APRIL 4, 1997 -- OraVax, Inc. (Nasdaq: ORVX) announced today that its Board of Directors has approved the adoption of a Shareholder Rights Plan in which preferred stock purchase rights will be distributed on April 15, 1997 as a dividend at the rate of one Right for each share of OraVax, Inc. Common Stock outstanding as of the close of business on that date.

The Rights Plan is designed to enable all shareholders of OraVax, Inc. to realize the long-term value of their investment in the Company. Specifically, the Plan is designed to deter coercive or unfair takeover tactics. The Rights will expire on April 15, 2007 unless earlier redeemed, exchanged or terminated.

Lance K. Gordon, Ph.D., President and Chief Executive Officer of OraVax, said the Rights Plan "will not restrict consideration by the Board of any offer on terms favorable to all shareholders, but is intended to protect the interests of shareholders in the event the company is confronted with coercive or unfair takeover tactics. Such tactics include a partial or two-tiered tender offer that does not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other abusive takeover tactics. These tactics can unfairly pressure shareholders, depriving them of the full value of their shares." Dr. Gordon noted that similar plans are in effect at over 1,500 public companies.

Each Right will entitle the holders of Common Stock of OraVax, Inc. to purchase one one-thousandth of a share of a new series junior participating preferred stock of the Company at an exercise price of $35.00. The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20 percent or more of the Common Stock of the Company or announces a tender or exchange offer that would result in such person or group owning 30 percent or more of the Common Stock of the Company.

If any person becomes the beneficial owner of 20 percent or more of the shares of Common Stock of the Company, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the Board, each Right not owned by the 20 percent or more shareholder will enable its holder to purchase that number of shares of the Company's Common Stock which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event. In addition, if the Company is involved in a merger or
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other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or it sells or transfers 50 percent or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase that number of shares of Common Stock of such other person which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event. The purchase price of such shares of Common Stock would be one-half of the then-current market price of the Common Stock.

The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until the tenth day following the public announcement that a 20 percent stock position has been acquired and in certain other circumstances.

OraVax, based in Cambridge, Massachusetts, is a biopharmaceutical company engaged in the discovery and development of oral vaccines and noninjected antibody products to prevent or treat diseases which infect the human body at its mucosal linings. The Company's largest program, which has completed a Phase II trial, is a joint venture with Pasteur Merieux Connaught to develop vaccines against H. pylori, the cause of peptic ulcers and stomach cancer. OraVax has completed a Phase III trial of its HNK20 nosedrop for infant viral pneumonia caused by respiratory syncytial virus (RSV). Research programs include CdAB, for the prevention of antibiotic-associated diarrhea and colitis caused by C. difficile, and a single-dose vaccine for Japanese Encephalitis (JE), a potentially fatal neurotropic viral infection endemic in Japan, India, China and other parts of the Far East.